Exhibit 99.1

SolarCity Corporation Announces Pricing of $500 Million Convertible Senior Notes Offering

SAN MATEO, Calif., September 24, 2014 – SolarCity Corporation (the “Company”) (Nasdaq: SCTY) today announced the pricing of $500 million aggregate principal amount of convertible senior notes due 2019 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The Company also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $75 million aggregate principal amount of the notes. The sale of the notes to the initial purchasers is expected to settle on September 30, 2014, subject to customary closing conditions, and is expected to result in approximately $488.1 million in net proceeds to the Company after deducting the initial purchasers’ discount and estimated offering expenses payable by the Company (assuming no exercise of the initial purchasers’ option).

The notes will be senior, unsecured obligations of the Company. The notes will bear interest at a rate of 1.625% per year. Interest will be payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2015. The notes will mature on November 1, 2019, unless earlier repurchased or converted.

The Company expects to use approximately $57.6 million of the net proceeds of the offering of the notes to pay the cost of the capped call transactions described below and to use the remaining proceeds of the offering for general corporate purposes, including working capital, capital expenditures and potential acquisitions.

The initial conversion rate for the notes is 11.9720 shares of common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $83.53 per share). The notes will be convertible at the option of the note holders until the close of business on the second scheduled trading day preceding the maturity date. Conversions of the notes will be settled in shares of the Company’s common stock. The last reported sale price of the Company’s common stock on September 24, 2014 was $63.04 per share.

In connection with the pricing of the notes, the Company entered into privately negotiated capped call transactions with the initial purchasers and their affiliates (the “counterparties”). Unless the Company elects to settle the capped call transactions in cash, the capped call transactions are expected to offset potential dilution to the Company’s common stock upon any conversion of notes. If the initial purchasers exercise their option to purchase additional notes, the Company intends to enter into additional capped call transactions with the counterparties.

In connection with establishing their initial hedge of these capped call transactions, the Company expects that the counterparties may enter into various over-the-counter cash-settled derivative transactions with respect to the Company’s common stock and/or purchase the Company’s common stock in secondary market transactions concurrently with, or shortly after, the pricing of the notes and enter into or unwind various over-the-counter derivatives and/or purchase the Company’s common stock in secondary market transactions following the pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of the Company’s common stock concurrently with or following the pricing of the notes and under certain circumstances, the ability to convert the notes. In addition, the Company expects that the counterparties may modify or unwind their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling the Company’s common stock in secondary market transactions prior to maturity of the notes (and are likely to do so on each exercise date of the capped call transactions).

The capped call transactions have not been, and will not be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

CONTACT: Investor Contact

Aaron Chew

investors@solarcity.com

650-963-5920